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                                                                   EXHIBIT 10.15



                                SALES AGREEMENT
                          Contract Number PS96017 - A

                                    Between

                    Fina Oil and Chemical Company (Seller)

                                      and

                        Wincup Corporation, LP (Buyer)

Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, upon the following terms and conditions recited herein and in Addendum A, attached:

TERM:           January 1, 1996 through December 31, 1996

PRODUCTS:       740, 825E, 825EX or other mutually agreeable FINA Polystyrene products.

QUALITY:        Per attached data sheets.

QUANTITY:
                Minimum Pounds - 5,000,000 lbs. per year
                Maximum Pounds - 10,000,000 lbs. per year

                Buyer agrees to provide reasonable notice on shipment dates. Seller will not be required to deliver to Buyer in any month a volume exceeding one twelfth (1/12) of the annual contract maximum.

PRICE: Seller's Market Price at the time of shipment as specified in price announcements to Buyer, FOB origin, minimum freight prepaid, for use in Buyer's facilities at West Chicago, IL; Corte Madera, CA.; Stone Mountain, GA; or other mutually agreed to site(s). The current price to Buyer as of 2/1/96 is $0.45 per pound for hopper cars or bulk trucks of 740, 825E, or 825EX to West Chicago, IL or hopper cars to Stone Mountain, GA. West Coast shipments will receive an upcharge of $0.01 per pound for bulk trucks.

                The above price is for delivery in hopper cars of approximately 190,000 pounds each and bulk trucks of approximately 47,000 pounds each.

                During the term of this Agreement, if the cumulative increase of Gulf Coast producer's contract price for Styrene Monomer exceeds the cumulative increase of Seller's Polystyrene price during any period of sixty (60) days, Seller reserves the right to renegotiate any and all of the terms and conditions of this Agreement.

PRICE
PROTECTION:     In the event of a Polystyrene market increase, Seller will allow a thirty (30) day price protection period, or a thirty (30) day pre-buy period at Seller's option, from the effective date of the increase for a volume not to exceed 1/12 of the Buyer's previous twelve (12) months purchases.
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PAYMENT
TERMS:              Net sixty (60) days from SHIPPING/INVOICE DATE. All payments are due and payable at Seller's offices, 8350 North Central
                    Expressway, Dallas, Dallas County, Texas 75206 or as
                    otherwise directed by Seller. Any invoices not paid within seven (7) days of contract terms will exclude the pounds
                    covered by that invoice from calculating any competitive
                    volume incentive. The parties agree that all payments still owing ten (10) days after the due date of invoice will bear interest at the rate of one (1.0) percent per month, but in no event shall interest in excess of the amount allowed by law be charged.
COMPETITIVE
OFFERS:             If, during the term of this Agreement, Buyer receives a bona fide offer allowing Buyer to purchase materials of similar quantity and quality, and at similar terms and conditions
                    for the same time period, at a lower net price, upon
                    submission of a letter from Buyer to Seller stating the
                    competitor offered price, quantity, quality, and terms and conditions of purchase, Seller will, at its option, (i) meet the lower price or (ii) permit the Buyer to purchase from
                    the competition and exclude the pounds purchased from the
                    contract quantity.
COMPETITIVE
INCENTIVE:          Because of the competitive situation that exists in Buyer's market, the following incentives will apply as indicated, provided Buyer's annualized purchases meet or exceed the minimum annual quantities specified in this Agreement.

                    Level 1, "Off-Invoice Incentive": Fina will deduct an "off-
                    -------------------------------
                    invoice incentive" of $.025 per pound on the invoice on all prime pounds of FINA Polystyrene purchased during the contract period.

                    Level 2, "Quarterly Incentive": At the end of each calendar
                    -----------------------------
                    quarter, FINA will pay an incentive to Wincup of $.01 per pound for all pounds of prime FINA Polystyrene purchased by Buyer during the quarter. FINA will pay this rebate within thirty (30) days after all invoices for the quarter have been paid.

                    Level 3, "Annual Incentive": At the termination of this
                    --------------------------
                    Agreement, FINA will pay a rebate to Wincup of $.005 per pound for all prime pounds of FINA Polystyrene purchased by Wincup during the contract term, provided that a minimum of 5,000,000 pounds of prime FINA Polystyrene is purchased during the term of the Agreement. FINA will pay this incentive within thirty (30) days after all invoices for the contract year have been paid.

ADDENDUM:           Addendum "A" is attached hereto and incorporated herein.

                    This Agreement not valid unless signed by an authorized representative of both Buyer and Seller.

     Buyer's Acceptance:                           Seller's Acceptance:

  By: /s/ Thomas L. Springer                   By: /s/ Gary C. Reed
     --------------------------                   ---------------------------

  Title: Director Purchasing                   Title: General Manager, Styrenics
        -----------------------                      ------------------------

  Date:     5/15/96                            Date:    5/21/96
       ------------------------                     -------------------------

This offer expires if not signed by Buyer and returned to Seller by March 31, 1996.
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                                 ADDENDUM "A"

1.  SAFETY AND HEALTH COMMUNICATIONS
    --------------------------------

    A. SELLER will furnish to BUYER Material Safety Data Sheets which contain health, safety and other hazard communication information on the Materials consistent with the Occupational Safety and Health Administration's Hazard Communications Standard. SELLER will also furnish other health or safety information as available. BUYER will disseminate appropriate health and safety information to all persons that may be exposed to the Materials supplied hereunder (including without limitation, BUYER'S employees, contractors or customers), whether such Material is in its present state or subsequently processed, mixed or incorporated into another Material.

    B. BUYER agrees to instruct its employees and agents in the proper and safe handling and disposal of the Materials.

2.  LIABILITY AND INDEMNITY
    -----------------------

    A. Risk of loss and title passes from SELLER to BUYER when shipment is delivered to carrier. BUYER assumes all responsibility and liability of SELLER for injury, loss or damage resulting from handling, resale, use or misuse of the Materials after delivery to carrier. SELLER'S liability and BUYER'S exclusive remedy for any claims arising out of this Agreement are expressly limited at BUYER'S option to replacement of nonconforming goods or payment not to exceed the purchase price plus transportation charges thereon with respect to any Materials for which damages are claimed. Claims on the gross weight of bulk shipments will not be allowed.

    B. BUYER agrees to hold harmless and indemnify SELLER from all persons against any claims on any theory of legal liability (whether strict or otherwise), including negligence, for any claim, loss or expense on account of any injury, disease or death of persons (including BUYER'S employees), loss or damage to property (including BUYER'S) arising out of failure by BUYER to properly handle, sell or use the Material or to disseminate safety and health information as provided in paragraph 1.

    C. SELLER agrees to defend at its expense and to hold BUYER harmless against any suit founded on a claim that the Materials delivered hereunder infringe any U.S. Letters Patent, and SELLER agrees to indemnify BUYER from any such judgments and costs resulting from any such suit. SELLER does not agree to defend or to hold BUYER harmless against suit founded on a claim of infringement of any U.S. Letters Patent covering the use of the Materials delivered hereunder in combinations with another material or in the practice of any process.

    D. EXCEPT FOR OBLIGATIONS COVERED BY PARAGRAPH 2.C, SELLER'S ENTIRE LIABILITY FOR DAMAGES FOR ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ACTION, SHALL BE LIMITED TO BUYER'S ACTUAL DIRECT DAMAGES NOT TO EXCEED THE AMOUNT PAID TO SELLER HEREUNDER FOR THE MATERIAL RELATED TO THE CAUSE OF ACTION. IN NO EVENT SHALL SELLER, ITS OFFICERS, AGENTS OR EMPLOYEES BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING WHETHER BASED UPON NEGLIGENCE OR STRICT LIABILITY, FOR LOST PROFITS, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

3.  WARRANTY
    --------

    SELLER makes no warranty, express or implied, concerning the Materials furnished hereunder other than that they shall be of the quality and specifications stated herein. SELLER MAKES NO OTHER WARRANTIES OF ANY KIND, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. Any recommendations made by SELLER concerning uses or applications of said Materials are believed reliable but SELLER makes no warranty of results to be obtained. BUYER ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR INJURY, LOSS OR DAMAGE RESULTING AFTER DELIVERY OF MATERIAL.

4.  FORCE MAJEURE
    -------------

    Except as to payments hereunder, a party shall be relieved from liability for delay in performance or nonperformance caused by circumstances beyond its control, including without limitation, strike, fire, riot, war, acts of God, governmental laws, regulations or requests, failure or shortage of or inability to obtain materials, equipment or transportation normally available from the source of supply. The affected party may omit purchases or deliveries during the period of continuance of such circumstances and the contract quantities shall be reduced by the quantities so omitted. In no event shall SELLER be required to purchase products or materials from others in order to deliver Material to BUYER.

5.  OTHER
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    This instrument constitutes the entire Agreement between the parties and supersedes any prior or contemporanous Agreements and understandings, whether oral or written. This Agreement may not be amended except by written instrument executed by each of the parties hereto. Waiver by either party of any breach or failure to enforce any of the provisions of this Agreement at any time shall not in any way affect, limit or waive the right of the party thereafter to enforce the Agreement and compel strict compliance with each and every provision. Any action against SELLER under this Agreement or related to its subject matter must be brought within one (1) year after the cause of action accrues. This Agreement may not be transferred or assigned without SELLER'S written consent. This Agreement shall be governed and construed in accordance with the internal laws of the State of Texas, including the Texas Business and Commerce Code, Uniform Commercial Code.